Third Quarter 2014
FINANCIAL RESULTS CONFERENCE CALL

November 10, 2014



FORWARD LOOKING STATEMENTS

This presentation contains forward-looking statements, including PDL's expectations with respect to its future royalty revenues, expenses, net income, and cash provided by operating activities. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

- The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
- The ability of PDL's licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
- The productivity of acquired income generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;
- Changes in any of the assumptions on which PDL's projected revenues are based;
- Changes in foreign currency rates;
- Positive or negative results in PDL's attempt to acquire income generating assets;
- The outcome of litigation or disputes; and
- The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this presentation are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this presentation are qualified in their entirety by this cautionary statement.

Top Priority Remains Acquiring Additional Assets

- Top priority remains bringing in additional income-generating assets to support dividends
- Have committed over $300 million in 2014
- PDL is attracting top quality assets
- Goal: To be the financial partner of choice to leading life science companies and other institutions seeking to access non-dilutive capital by monetizing their royalty assets

$65 Million Royalty Acquisition with U-Michigan

- Completed royalty acquisition of Cerdelga™ for $65.6 million
- PDL to receive 75% of all royalty payments due under U-M's license agreement with Genzyme
- Cerdelga—Genzyme's oral therapy for adult patients with Gaucher disease type 1
- Cerdelga approved by FDA in August 2014. EMA approval pending.

Royalty Acquisition

UNIVERSITY OF MICHIGAN

$65,600,000
November 2014

Income Generating Assets Scorecard

Current Investments:

Type	Company	Amount	Date
Royalty Acquisition	VB Viscogliosi Bros., LLC	$15,500,000	June 2014
Senior Secured Note Purchase	kaléo	$150,000,000	April 2014
Senior Secured Financing	Paradigm Spine	$75,000,000	February 2014
Senior Secured Financing	Direct Flow Medical, Inc.	$50,000,000	November 2013
Senior Secured Financing	Durata Therapeutics	$70,000,000	October 2013
Royalty Acquisition	Depomed	$240,500,000	October 2013
Senior Secured Financing	LENSAR	$60,000,000	October 2013
Senior Secured Financing/ Royalty Transaction	Avinger	$40,000,000	April 2013
Royalty Transaction/ Senior Secured Financing	Wellstat Diagnostics, LLC	$44,000,000	November 2012
Royalty Transaction/ Senior Secured Financing	AxoGen	$20,800,000	October 2012

- 12 Transactions to date
- $780MM+ deployed
- $300MM+ committed year-to-date 2014
- 1 Matured Transaction (Merus Labs)

New Q3 14 Investment:

Type	Company	Amount	Date
Royalty Acquisition	University of Michigan	$65,600,000	November 2014

Concluded Investments:

Type	Company	Amount	Date
Senior Secured Financing	Merus Labs	$55,000,000	July 2012

PDL BioPharma

Third Quarter Ended September 30, 2014 Overview

(In thousands, except per share amounts)	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Royalties from Queen et al. patents	$ 123,916	$ 96,314	$ 355,008	$ 331,778
Royalty rights - change in fair value	27,602	-	73,807	-
Interest revenue	13,076	2,864	34,760	11,516
License and other	-	1,000	575	1,000
Total revenues	164,594	100,178	464,150	344,294
G&A expenses	5,686	7,925	17,188	21,894
Operating income	158,908	92,253	446,962	322,400
Interest and other income, net	75	53	207	202
Interest expense	(9,387)	(6,118)	(29,770)	(18,169)
Loss on extinguishment of debt	-	-	(6,143)	-
Income before income taxes	149,596	86,188	411,256	304,433
Income tax expense	47,361	29,963	144,083	100,995
Net income	$ 102,235	$ 56,225	$ 267,173	$ 203,438
Net income per share - Basic	$ 0.64	$ 0.40	$ 1.70	$ 1.45
Net income per share - Diluted	$ 0.61	$ 0.36	$ 1.62	$ 1.31

	September 30, 2014	December 31, 2013
Cash, cash equivalents and investments	$ 284,454	$ 99,540
Total notes receivable	$ 418,578	$ 195,048
Total assets	$ 979,869	$ 543,955
Total term loan payable	$ 18,720	$ 74,397
Convertible notes payable	$ 474,181	$ 320,883
Total stockholders's equity	$ 402,006	$ 113,489

Investment Highlights

- **Strong historic revenue growth from Queen licensed products**
  - Potential for additional indications from existing products and new product approvals, such as Kadcyla and Gazyva.
  - Increased certainty as to applicable royalty rate and duration of royalties from Genentech/Roche settlement.
- **Twelve income generating deals to date deploying about $780 million in capital with potential for additional deals**
- **Greater certainty as to duration of royalty income and significantly reduced burn with Genentech/Roche settlement**
- **Liquidity – volume averages ~3.2 million shares/day**
- **Return to shareholders**
  - Since 2009, paid special or regular dividends totaling $5.62/share.
  - In 2014, paid regular, quarterly dividend of $0.15/share on March 12, June 12 and September 12, and will pay additional dividends on December 12.

QUESTION AND ANSWER SESSION





